Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES AN 18% INCREASE IN
QUARTERLY EARNINGS FROM CONTINUING OPERATIONS

     TOTOWA, N.J., February 8, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the first quarter ended December 31, 2006.

Income from continuing operations increased 18% to $7,500,000 for the first quarter of fiscal 2007 compared to $6,372,000 for the first quarter of fiscal 2006. Earnings from continuing operations per diluted share increased 12% to $.57 per share for the first quarter of fiscal 2007 compared to $.51 per share for the first quarter of fiscal 2006.

Net revenues for the first quarter of fiscal 2007 increased 5.9% to $45,662,000 compared to $43,137,000 in the comparable period last year.

In December 2006, the Company commenced a process to sell its Pharmaceutical Technology Services segment. Accordingly, the results for its Pharmaceutical Technology Services segment have been reclassified as a discontinued operation for all periods presented.

Following are the net revenues by business segment for the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT

	FOR THE THREE MONTHS ENDED
	DECEMBER 31,

			PERCENT
	2006	2005	CHANGE

Anesthesia	$17,709	$17,150	3.3%
Respiratory/Critical Care	11,319	10,560	7.2%
Sleep Disorder	10,746	10,176	5.6%
Interventional Cardiology/Radiology	5,888	5,251	12.1%

Net Revenues	$45,662	$43,137	5.9%

Anesthesia net revenues increased 3.3% due in part to a 15.3% increase in sales of Limb-O™, our patented anesthesia circuit and a 15.2% increase in sales of Infusable®, our patented pressure infusor system. Respiratory/Critical Care net revenues have increased this quarter by 7.2% over the first quarter of fiscal 2006, resulting primarily from an 18% increase in sales of our Blood Pressure Cuffs.

Net revenues in the Sleep Disorder business segment (Breas and SSA) increased 5.6% (a decrease of 1.2% excluding the effects of foreign exchange) in the first quarter of fiscal 2007. Net revenues at Sleep Services of America (SSA), our domestic sleep clinic business, increased sales 8.8%, operating earnings improved 46% as a result of improved utilization. Revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, increased 3.0% (a decrease of 8.4% excluding the effects of foreign exchange).

Net revenues in the interventional cardiology/radiology business segment increased 12.1% resulting primarily from a general increase in demand in cardiac rhythm management.

Terry Wall, President and CEO of Vital Signs, commented, “Our Respiratory/Critical Care and Interventional Cardiology/Radiology segments both enjoyed strong quarters. Our three acquisition candidates remain on track in our Sleep segment, which will allow us to implement our strategy of dispensing CPAP from our managed labs. I am confident that Anesthesia will improve its revenue and margin performance throughout the remainder of the year as we begin to take advantage of the Novation contract opportunity and the new lean manufacturing initiatives at our Totowa plant. Although it will not have an impact this year, our decision to switch face mask suppliers will allow us to control our supply chain and provide cost savings of approximately $1.6 million during fiscal 2008. Another significant cost savings is our new non-latex breathing bags will save $340,000 in 2007 and $1,300,000 in 2008. We have other cost improvement projects that will result in savings of $1,000,000 in 2007 and $1,800,000 in 2008 in our anesthesia and respiratory segments. The conversion of our latex bags to non-latex bags in 2008 will result in better control and avoid future latex price increases.”

Our guidance for fully diluted earnings per share from continuing operations for fiscal 2007, remains at between $2.66 and $2.76 per share (GAAP), which equates 15%-20% growth over fiscal 2006. We will reassess our guidance at the end of our second quarter, as our acquisition and divestiture plans are implemented.

Net cash provided from continuing operations for the three months ended December 31, 2006 was approximately $14.3 million as compared to $6.7 million for the three months ended December 31, 2005.

On February 1, 2007 the Board approved a quarterly dividend of $0.09 per share payable on February 28, 2007 to shareholders of record at the close of business on February 16, 2007.

All non-historical statements in this press release, including our projection of fully diluted earnings per share from continuing operations for fiscal 2007, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, issues uncovered in due diligence, difficulties that arise in negotiating definitive transaction documents, the ability to integrate new subsidiaries, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2006.

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In 2006, Forbes Magazine named Vital Signs, Inc. as one of the “200 Best Small Companies in America” based on financial criteria. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
or William Craig, CFO
(973) 790-1330
http://www.vital-signs.com

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)
	THREE MONTH PERIOD ENDED
	DECEMBER 31,

	2006	2005

Gross revenues	$63,370	$59,330
Rebates	(16,588)	(15,133)
Other deductions	(1,120)	(1,060)

Net revenues	45,662	43,137
Cost of goods sold and services
provided	21,580	20,529

Gross Profit	24,082	22,608

Expenses:
Selling, general and administrative	11,906	11,665
Research and development	1,845	1,658
Interest and other (income)/expense, net	(824)	(589)

Income from continuing operations
before income taxes and minority interest	11,155	9,874
Provision for income taxes	3,413	3,318

Income from continuing operations before
minority interest	7,742	6,556
Minority interest	242	184

Income from continuing operations	7,500	6,372
Income (loss) from discontinued operations,
net of tax effect	(206)	288

Net income	$7,294	$6,660

Earnings (loss) per common share:
Basic:
Income per share from continuing
operations	$0.57	$0.51
Discontinued operations	(0.02)	0.02

Net earnings	$0.55	$0.53

Diluted:
Income per share from continuing
operations	$0.57	$0.51
Discontinued operations	(0.02)	0.02

Net earnings	$0.55	$0.53

Basic weighted average number of shares	13,217	12,592
Diluted weighted average number of shares	13,287	12,682

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:
	(In Thousands)
	(Unaudited)
	December 31,

	2006	2005

Cash and cash equivalents	$54,468	$19,609
Short Term Investments	83,628	65,818
Accounts Receivable	28,748	26,019
Inventory	21,381	18,977
Current Assets	209,947	154,118
Total Assets	316,536	259,568

Current Liabilities	18,024	17,203
Total Liabilities	18,024	17,203
Shareholders equity	293,584	238,406